                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                              RESPONSE ONCOLOGY
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                           RESPONSE ONCOLOGY, INC.

                  NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON JUNE 5, 1997


         NOTICE IS HEREBY GIVEN that the 1997 Annual Meeting of the Shareholders of Response Oncology, Inc. (the "Annual Meeting") will be held at the offices of Response Oncology, Inc. (the "Company"), 1755 Moriah Woods Blvd., Memphis, Tennessee 38117 on Thursday, June 5, 1997, at 11:00 a.m., local time, for the following purposes:

         1. To elect three Class II directors to serve two year terms ending in 1999 and three Class III directors to serve one year terms ending in 1998, or until their successors have been duly elected and qualified.

         2. To ratify the selection of KPMG Peat Marwick LLP as the Company's independent auditors for 1997; and

         3. To consider and act upon a proposal to amend the Company's 1996 Stock Incentive Plan authorizing the issuance to officers, employees, directors, consultants and other designated persons of up to an additional 500,000 shares of the Company's common stock.

         Only shareholders of the Company of record as of the close of business on April 20, 1997, will be entitled to notice of, and to vote at, the Annual Meeting and any adjournment thereof.

         There is enclosed, as a part of this Notice, a Proxy Statement which contains further information regarding the meeting and the above proposals.

                            BY ORDER OF THE BOARD OF DIRECTORS

                                Mary E. Clements
                                   Secretary


April 30, 1997





                        SHAREHOLDERS WHO DO NOT EXPECT TO ATTEND THE
               MEETING ARE REQUESTED TO COMPLETE, DATE, SIGN AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE. SHAREHOLDERS WHO ATTEND THE MEETING MAY VOTE IN PERSON EVEN IF THEY HAVE ALREADY SENT IN A PROXY.

                           RESPONSE ONCOLOGY, INC.
                           1775 MORIAH WOODS BLVD.
                          MEMPHIS, TENNESSEE 38117

                                 ----------

                               PROXY STATEMENT

                                 ----------


                             GENERAL INFORMATION


         THIS PROXY STATEMENT is provided in connection with the solicitation of proxies by the Board of Directors of Response Oncology, Inc. (the "Company") for use at the annual meeting of shareholders to be held on June 5, 1997, (the "Annual Meeting") and any adjournment thereof. The mailing address of the principal executive offices of the Company is 1775 Moriah Woods Blvd., Memphis, Tennessee 38117. This Proxy Statement and the Proxy Form, Notice of Meeting and the Company's Annual Report, all enclosed herewith, are first being mailed to the shareholders of the Company on or about May 9, 1997.

THE PROXY

         The solicitation of proxies is being made primarily by the use of the mails. The cost of preparing and mailing this Proxy Statement and accompanying material, and the cost of any supplementary solicitation, which may be made by mail, telephone, telegraph or personally by officers and employees of the Company, will be borne by the Company. The shareholder giving the proxy has the power to revoke it by delivering written notice of such revocation to the Secretary of the Company prior to the Annual Meeting or by attending the meeting and voting in person. The proxy will be voted as specified by the shareholder in the spaces provided on the Proxy Form or, if no specification is made, it will be voted in accordance with the terms thereof.

         Shares of the Company's common stock, $.01 par value per share ("Common Stock") represented by properly executed proxies, unless previously revoked, will be voted in accordance with the instructions on such proxies. If no instruction is indicated on the proxy, the named holders of the proxies will vote such shares of Common Stock (i) FOR the election of all Class II director nominees and all Class III director nominees named in the Proxy Statement; (ii) FOR the ratification and selection of KPMG Peat Marwick LLP as the Company's independent auditors for 1997; and (iii) FOR the amendment to the Company's 1996 Incentive Stock Plan providing an additional 500,000 shares of Common Stock for issuance pursuant thereto. The named holders of proxies also will use their discretion in voting the shares of Common Stock in connection with any other business that properly may come before the Annual Meeting.

VOTING RIGHTS

         Each outstanding share of Common Stock is entitled to one vote. Only shareholders of record at the close of business on April 20, 1997 will be entitled to notice of, and to vote at, the Annual Meeting and any adjournment thereof. As of the close of business on April 20, 1997, the Company had outstanding 11,967,543 shares of Common Stock. Of the total number of outstanding shares of Common Stock on April 20, 1997, the directors and executive officers of the Company, consisting of 13 persons, owned 744,781 shares comprising 6.22% of such total.

                                REQUIRED VOTE

         Approval of each matter submitted to the shareholders of the Company for a vote at the Annual Meeting will require the affirmative vote of a majority of the shares of Common Stock voting at the Annual Meeting in person or by proxy.

                   OWNERSHIP OF THE COMPANY'S COMMON STOCK

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS.

         The following table sets forth information as of April 20, 1997, regarding each person known to the Company to be the beneficial owner of more than five percent of its Common Stock:





                                                   AMOUNT AND NATURE OF
                    NAME OF BENEFICIAL OWNER       BENEFICIAL OWNERSHIP       PERCENT OF CLASS (1)
                    ------------------------       --------------------       --------------------

             William H. West, M.D.                      818,760 (2)                   6.84%

             Seafield Capital Corporation
             P.O. Box 410949                          8,077,392 (3)                  67.49%
             Kansas City, Missouri 64141

(1) The percentages shown are based on 11,967,543 shares of Common Stock outstanding on April 20, 1997 plus, as to each individual and group listed, the number of shares of Common Stock deemed to be owned by such holder, for purposes of Rule 13d-3 under the Securities Exchange Act of 1934, assuming conversion of the Company's Series A Preferred Stock and exercise of all options and warrants held by such holder, which stock, options and warrants may be converted or exercised within sixty (60) days of April 20, 1997.

(2) Includes 177,780 shares of Common Stock which Dr. West has the right to acquire pursuant to the exercise of options.

(3) W. Thomas Grant, P. Anthony Jacobs, and James R. Seward, directors of the Company, are officers and directors of Seafield Capital Corporation. Each such director disclaims beneficial ownership in the Common Stock owned by Seafield Capital Corporation.

         The following table sets forth, as of February 28, 1997, certain information regarding the beneficial ownership of common stock of Seafield Capital Corporation ("Seafield") by each director (including the nominees for election as directors) of the Company and by all directors and executive officers of the Company as a group. Messrs. Bumstead, Bovender, Clark, Kugelman, Scott, Weaver, and Winokur, Ms. Clements, and Drs. Kalman and West were not beneficial owners of any Seafield common stock as of February 28, 1997.


                                                     AMOUNT AND NATURE OF
                    NAME OF BENEFICIAL OWNER       BENEFICIAL OWNERSHIP (5)       PERCENT OF CLASS (1)
                    ------------------------       ------------------------       --------------------


         W. Thomas Grant II                                146,880 (2)                    2.3%

         P. Anthony Jacobs                                  50,112 (3)                       *

         James R. Seward                                    36,779 (4)                       *

         All directors and executive                     1,419,606                       21.9%
         officers as a group (12 persons)

(1) The percentages shown are based on 6,489,103 shares of Seafield common stock outstanding on February 28, 1997 plus, as to each individual listed, the number of shares of Seafield common stock deemed to be owned by such holder for purposes of Rule 13d-3 under the Securities Exchange Act of 1934, assuming exercise of all stock options held by such holder(s) which may be exercised on or within sixty (60) days of February 28, 1997.

(2) Includes 31,259 shares held by Mr. Grant as custodian for his children; includes 45,000 shares held in a family trust for which Mr. Grant serves as a co-trustee, and, in that capacity, shares voting and investment power; and includes 11,870 shares owned by Mr. Grant's spouse, with respect to which Mr. Grant disclaims beneficial ownership.

(3) Includes 1,000 shares owned by Mr. Jacobs' spouse, with respect to which Mr. Jacobs disclaims beneficial ownership.

(4) Includes 1,500 shares held in a family trust for which Mr. Seward serves as a co-trustee, and in that capacity shares voting and investment powers.

(5) With respect to each listed individual and directors and executive officers as a group, includes the following numbers of shares of Seafield common stock held in their respective accounts under the Seafield Capital Corporation 401(k) Plan and Trust as of December 31, 1996 (based upon the Plan statement as of that date), as to which shares of common stock the individual shares investment power but, except in the case of Mr. Seward, who shares voting power with respect to all 6,848 shares held in the Plan, does not have voting power: Mr. Grant, 1,190 shares; Mr. Jacobs, 2,261 shares; Mr. Seward, 665 shares (plus an additional 6,183 shares with respect to which Mr. Seward shares voting power as a member of the 401(k) Plan Administrative Committee).

SECURITY OWNERSHIP OF MANAGEMENT

         The following table sets forth the beneficial ownership of Common Stock all as of April 20, 1997 by (i) each director, (ii) each director nominee, (iii) each executive officer named in the Summary Compensation Table, and (iv) all directors, nominees and executive officers as a group. None of the Company's executive officers or directors is a beneficial owner of any of the Company's Series A Preferred Stock.

                                                        AMOUNT AND NATURE OF          PERCENT OF
                          NAME OF BENEFICIAL OWNER      BENEFICIAL OWNERSHIP          CLASS (1)
                          ------------------------      --------------------          ---------


                   Jack O. Bovender, Jr                       9,000 (3)                     *
                   Director

                   Frank M. Bumstead                        107,981 (4)                     *
                   Director

                   Joseph T. Clark                          231,640 (5)                  1.94%
                   Director, President and Chief
                   Executive Officer

                   W. Thomas Grant II (2)                     9,400 (6)                     *
                   Director

                   Lawrence N. Kugelman                       3,000 (7)                     *
                   Director

                   P. Anthony Jacobs (2)                     13,400 (8)                     *
                   Director

                   Debbie K. Elliott                                  -                     -
                   Executive Vice President of
                   Finance

                   Leonard A. Kalman, M.D.                  107,105 (9)                     *
                   Director

                   James R. Seward (2)                       13,400 (10)                    *
                   Director

                   Charles H. Weaver, M.D.                   48,000 (11)                    *
                   Chief Medical Officer

                   William H. West, M.D.                    818,760 (12)                 6.84%
                   Chairman

                   Jeffrey H. Winokur                        46,000 (13)                    *
                   Executive Officer

                   ALL DIRECTORS AND OFFICERS AS
                   A GROUP (12 PERSONS)                   1,427,686 (14)                11.93%


(1) The percentages shown are based on 11,967,543 shares of Common Stock outstanding on April 20, 1997 plus, as to each individual and group listed, the number of shares of Common Stock deemed to be owned by such holder, for purposes of Rule 13d-3 under the Securities Exchange Act of 1934, assuming conversion of the Company's Series A Preferred Stock and exercise of all options held by such holder, which stock options may be converted or exercised within sixty (60) days of April 20, 1997.

(2) W. Thomas Grant, P. Anthony Jacobs, and James R. Seward, directors of the Company, are officers and directors of Seafield. Each such director disclaims beneficial ownership in the Common Stock owned by Seafield.

(3) Represents shares of Common Stock which Mr. Bovender has the right to acquire pursuant to the exercise of options.

(4) Includes 9,000 shares of Common Stock which Mr. Bumstead has a right to acquire pursuant to the exercise of options and warrants.

(5) Includes 226,840 shares of Common Stock which Mr. Clark has the right to acquire pursuant to the exercise of options.

(6) Includes 9,000 shares of Common Stock which Mr. Grant has the right to acquire pursuant to the exercise of options.

(7) Represents shares of Common Stock which Mr. Kugelman has the right to acquire pursuant to the exercise of options.

(8) Includes 9,000 shares of Common Stock which Mr. Jacobs has the right to acquire pursuant to the exercise of options.

(9) Includes 73,085 shares of Common Stock which Dr. Kalman has the right, pursuant to a power of attorney, to acquire pursuant to the conversion of convertible debt issued in connection with the acquisition of the assets of the Group, 34,000 shares of Common Stock which Dr. Kalman has the right to acquire pursuant to the exercise of options, and 20 shares held by his wife in an IRA.

(10) Includes 9,000 shares of Common Stock which Mr. Seward has the right to acquire pursuant to the exercise of options.

(11) Represents shares of Common Stock which Dr. Weaver has the right to acquire pursuant to the exercise of options and warrants.

(12) Includes 177,780 shares of Common Stock which Dr. West has the right to acquire pursuant to the exercise of options.

(13) Represents shares of Common Stock which Mr. Winokur has the right to acquire pursuant to the exercise of options.

(14) Includes 682,905 shares of Common Stock as to which various officers and directors have rights to acquire pursuant to the exercise of options and conversion rights on note payments.

*        Represents less than 1% of total outstanding Common Stock

                                PROPOSAL NO. 1
                            ELECTION OF DIRECTORS

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

         Director Meetings. The business of the Company is under the general management of its Board of Directors as provided by the Company's by-laws and the laws of Tennessee, the Company's state of incorporation. The Board of Directors regularly meets quarterly during the Company's fiscal year. There are presently nine directors, seven of whom are not executive officers or employees of the Company ("Independent Directors"). The Board of Directors held four meetings during fiscal 1996. No director attended fewer than 75% of the meetings of the Board of Directors and committees during the year.

         Executive Committee. The Board of Directors has established an Executive Committee, which currently consists of Messrs. Bumstead, Jacobs and Seward, each of whom is an Independent Director. The Executive Committee was created to have more routine, detailed meetings with management and is empowered to act on behalf of the Board of Directors between meetings when such action is considered necessary. The Executive Committee met twice during fiscal 1996.

         Audit Committee. The Board of Directors has established an Audit Committee, which currently consists of Messrs. Bovender, Bumstead, Jacobs and Seward (Chairman) each of whom is an Independent Director. The Audit Committee provides assistance and advice to the board of directors on auditing and related matters and reviews management's selection of independent auditors. The Audit Committee met one time during fiscal 1996.

         Nominating and Compensation Committee. The Board of Directors has established a Compensation Committee, which currently consists of Messrs. Bovender, Bumstead, Kugelman, Jacobs (Chairman) and Seward each of whom is an Independent Director. The Compensation Committee reviews compensation, including stock incentives, of the Company's executive officers, and makes recommendations to the Board of Directors with respect to such compensation matters. The Compensation Committee also administers the Company's 1990 Non-Qualified Stock Option Plan and the 1996 Stock Incentive Plan. The Compensation Committee serves as the Nominating Committee of the Company. The Compensation Committee met one time during fiscal 1996.

COMPENSATION OF DIRECTORS

         Directors who are executive officers or employees of the Company do not receive additional remuneration as directors. Independent Directors who are not also executive officers or directors of Seafield receive an annual retainer fee of $10,000, $1,500 for each board meeting attended, and $750 for each committee meeting attended. Such compensation is payable in respect of all duly noticed meetings and is payable whether the director attends in person or by telephone. Such compensation may be deferred at the election of the director and paid later in cash or in shares of Common Stock. Independent Directors are granted options to purchase 1,000 shares of Common Stock during each calendar quarter of service as a director of the Company. To ensure compliance with Rule 16b-3 under the Securities Exchange Act of 1934, no options granted to such Independent Directors may be exercised earlier than six months from the date of the grant. All directors of the Company are eligible to receive reimbursement of expenses, if any, incurred in attending meetings of the board of directors and committees thereof.

NOMINEES FOR DIRECTORS.

         The Company's Charter divides the board of directors into three classes, with each having not less than one director nor more than five directors. Class I directors are elected for terms of three years; Class II directors for terms of two years; and Class III directors for terms of one year. The Board of Directors has set at nine the number of directors constituting the full Board of Directors.

         The following six individuals have been nominated for election to serve as directors of the Company. Mr. Kugelman was appointed to the Board of Directors in August 1996 to fill a vacancy as a Class II director for the balance of a two year term expiring at the 1997 annual meeting and is standing for election by the shareholders for the first time. Messrs. Bovender, Clark, Jacobs, Seward and Grant are currently directors of the Company. Messrs. Jacobs, Seward and Grant are designees of Seafield. Dr. Kalman is a stockholder of Oncology Hematology Group of South Florida, P.A., with whom the
Company has entered a long term contract to provide management services.   See
"Certain Transactions with Directors" and "Business Relationships between Company and Directors." The remaining members of the Board of Directors listed below will continue as members thereof until their respective terms expire as indicated below.

         Unless a shareholder specifies otherwise, it is intended that such shareholder's shares of Common Stock will be voted FOR the election of the nominees to serve as directors until the expiration of their respective terms and until their successors are elected and qualified. If any nominee shall become unavailable or unwilling to serve the Company as a director for any reason, the persons named in the Proxy Form are expected to consult with the management of the Company in voting the shares represented by them. The Board of Directors has no reason to doubt the availability of any of the nominees, and each has indicated his willingness to serve as a director of the Company if elected.

                        DIRECTOR NOMINEES - CLASS III
                            (TERMS EXPIRING 1998)

--------------------------------------------------------------------------------

JOSEPH T. CLARK, age 41, has been a director of the Company since 1988. Mr. Clark has served as the Chief Executive Officer of the Company since January 1996 and as President of the Company since February 1993. Mr. Clark was formerly the Executive Vice President and Chief Operating Officer of the Company from May 1989 to February 1993 and Secretary of the Company from September 1988 to February 1993. Mr. Clark also served as Chief Financial Officer of the Company from March 1988 to May 1989.

Committees: None

--------------------------------------------------------------------------------

JAMES R. SEWARD, age 44, has been a director of the Company since 1990. Mr. Seward has served as the Executive Vice President of Seafield since May 1993 and was the Senior Vice President of Seafield from August 1990 to May 1993. Mr. Seward has also served as the Chief Financial Officer of Seafield since February 1991. Mr. Seward is a director of Seafield and Lab One, Inc. (approximately 82% of the Common stock of which is owned by Seafield) and SLH Corporation.

Committees: Compensation, Executive, and Audit (Chairman)

--------------------------------------------------------------------------------

W. THOMAS GRANT II, age 46, has been a director of the Company since 1991. Mr. Grant is the Chief Executive Officer of Seafield and has served as the Chairman of the Board of Seafield since May 1993, prior to which time he served as the President. Mr. Grant serves as a director for AMC Entertainment, Inc., Kansas City Power & Light Company, Commerce Bancshares, Inc., Seafield, Lab One, Inc. and SLH Corporation.

Committees: None

--------------------------------------------------------------------------------

                         DIRECTOR NOMINEES - CLASS II
                            (TERMS EXPIRING 1999)

--------------------------------------------------------------------------------

P. ANTHONY JACOBS, age 55, has been a director of the Company since 1990. Mr. Jacobs has served as the President of Seafield since May 1993 and the Chief Operating Officer of Seafield since August 1990. Mr. Jacobs was the Executive Vice President of Seafield from August 1990 to May 1993 and has been a Director of Seafield since 1987. Mr. Jacobs is a director for Trenwick Group Inc., serving on its compensation committee, Seafield, Lab One, Inc. and SLH Corporation.

Committees: Compensation (Chairman), Executive, and Audit

--------------------------------------------------------------------------------

JACK O. BOVENDER, age 51, has been a director of the Company since 1994. Mr. Bovender formerly served as the Chief Operating Officer of Hospital Corporation of America from December 1992 until his retirement in March 1994. He was also the President, Eastern Group Operations, Hospital Corporation of America from June 1987 to December 1992. Mr. Bovender is also a Director of Quorum Health Group and America Service Group.

Committees: Compensation

--------------------------------------------------------------------------------

LAWRENCE N. KUGELMAN, age 54, has been a director of the Company since August 1996. Mr. Kugelman has been a self-employed health care consultant since October 1996. From December 1995 to October 1996, he served as President and Chief Executive Officer of Coventry Corp. From April 1995 to December 1995, Mr. Kugelman was a self-employed health care consultant. From January 1993 to April 1995, he was Executive Vice President of American Medical International, and prior to that he was President and Chief Executive Officer of Health Plan of America. Mr. Kugelman is also a director of Coventry Corp.

Committees: Compensation

--------------------------------------------------------------------------------


                          INCUMBENT DIRECTOR - CLASS I
                             (TERMS EXPIRING 1998)


--------------------------------------------------------------------------------

WILLIAM H. WEST, M.D., age 49, has been a director of the Company since 1985. He has served as Chairman of the Board of Directors of the Company since February 1993. Dr. West served as Chief Executive Officer of the Company from May 1989 to January 1996 and Medical Director of the Company from 1985 to February 1996. Dr. West served as President of the Company from May 1989 to February 1993.

Committees:  None

--------------------------------------------------------------------------------

FRANK M. BUMSTEAD, age 55, has been a director of the Company since 1985. He has served as the Vice-Chairman of the Board of the Company since February 1993. Mr. Bumstead was the Chairman of the Board of the Company from January 1989 to February 1993. He has been the Chairman and Chief Executive Officer of FBMS Financial, Inc., a financial management and business consulting firm, since January 1990. Prior to that, Mr. Bumstead was the President of Bumstead Co., a financial consulting company, from 1986 to December 1990. Mr. Bumstead is also a director of First Union National Bank of Tennessee, Nashville Country Club, Inc., and Veritus Music Entertainment, Inc., serving on the compensation committees of the latter two companies.

Committees: Compensation, Executive (Chairman), and Audit

--------------------------------------------------------------------------------

LEONARD A. KALMAN, M.D., age 46, has been a director of the Company since 1996. Dr. Kalman is a practicing medical oncologist with Oncology Hematology Group of South Florida, P.A., where he has practiced for more than five years.

Committees: None

--------------------------------------------------------------------------------

CERTAIN TRANSACTIONS WITH DIRECTORS

         In January 1996, the Company acquired from Dr. Kalman all common stock owned by Dr. Kalman in Oncology Hematology Group of South Florida, P.A. (the "Group") for an aggregate purchase price of approximately $1,540,000. As partial consideration for the acquisition, the Company executed a promissory note payable to the stockholders of the Group in the principal amount of approximately $5,960,000, of which Dr. Kalman's beneficial interest is approximately $745,000. The note bears interest at the rate of 9% per annum and is payable in 59 consecutive equal amortized installments of principal and interest. Payments on the note may be received, at the election of the Group, in shares of Common Stock based on a conversion rate of $15.00 per share.

         In April 1996, the Company borrowed the principal amount of $10,000,000 from Seafield in order to finance physician practice affiliations. The Company executed an unsecured promissory note for the entire principal amount of the loan, which note bore interest at the annual rate of prime plus 1% and matured on December 31, 1996. The promissory note was exchanged for 909,090 shares of Common Stock in August 1996.

         In October 1996, the Company obtained a $23.5 million credit line from Seafield to finance additional physician practice affiliations and for working capital. The Company executed an unsecured promissory note for the entire amount of the credit line. The outstanding principal on the credit line was payable upon the earlier of the closing of an offering of equity securities by the Company or August 1998. The credit line note bore interest at a rate of 8% escalating at certain points during the term of the loan, was unsecured and was convertible at the election of Seafield into shares of the Company's Common Stock at a conversion price equal to the market price of the Common Stock at the date of conversion; provided, however, that after December 31, 1996, the conversion price would be the lower of market or $11.00 per share. On February 26, 1997, Seafield exchanged the note, the outstanding principal amount of which was $23.5 million, and accrued interest thereon, for 3,020,536 shares of Common Stock.

BUSINESS RELATIONSHIPS BETWEEN COMPANY AND DIRECTORS

         In September 1991, the Company and Seafield executed an agreement (the "Offering Agreement") pursuant to which Seafield purchased a controlling block of the Common Stock and warrants to purchase additional shares of Common Stock. Pursuant to the Offering Agreement, the Company is required to obtain Seafield's consent prior to any of the following: (i) the sale or issuance of any options, warrants, convertible securities or other equity or ownership interests in the Company, other than specified options and warrants; (ii) declaration of any dividend or other distribution in respect of any class of the Company's capital stock, except for dividends in respect of the Company's Class A Preferred Stock; (iii) taking any action, except to the extent required by the fiduciary obligations of the board of directors of the Company, which would result in the vesting of any dissenters' or appraisal rights in favor of any holder of the Company's capital stock; (iv) consummation of any transaction which any officer, director or affiliate of the Company on terms and conditions less favorable than those available to the Company from unaffiliated third parties; or (v) taking any action that would cause the Company to become subject to the Tennessee Control Share Act. Pursuant to the Offering Agreement, the Company is required to use its best efforts to nominate at least two representatives designated by Seafield for election to the Company's board of directors. Presently, Messrs. Grant, Jacobs and Seward are Seafield designees serving as directors of the Company, with Messrs. Grant and Seward being nominated for reelection to a term of one year.

         The Company and the Group, of which Dr. Kalman is a stockholder, are parties to a management services agreement, executed in January 1996 in connection with the above-described physician practice affiliation transaction, pursuant to which the Group pays the Company service fees in exchange for the Company managing all of the non-medical aspects of the Group's oncology practice. The agreement presently provides for the payment by the Group of service fees equal to $720,000 per year plus clinic expenses, plus incentive fees in the event certain performances criteria are met by the Group. During 1996, the Group paid the Company aggregate service fees of $6,031,630 .

                            EXECUTIVE COMPENSATION

EXECUTIVE OFFICERS OF THE COMPANY

MARY E. CLEMENTS, age 33, has served as Executive Vice President of Finance of the Company since March 1997 and has served as Secretary of the Company since April 1997. Prior to being appointed to her current positions, Ms. Clements was Chief Operating Officer -- Practice Management Divison of the Company from September 1996 until March 1997, and was Director of Development - Practice Management Division from June 1996 until September 1996. Prior to joining the Company, Ms. Clements served in various capacities as an employee of the international accounting firm of Coopers & Lybrand L.L.P.

KENNETH L. SCOTT, age 43, has served as Chief Operating Officer of the Company since January 1997. Prior to being appointed to his current position, Mr. Scott served as Chief Operating Officer of the Company's IMPACT(R) Division from February 1996 until January 1997. From June 1993 until February 1996, he was President and Chief Executive Officer of America Health Care Management Services, Inc., an oncology health care management consulting company. From May 1987 until June 1993, Mr. Scott was President, Chief Executive Officer and a director of Cancer Treatment Holdings, Inc., a company that provides chemotherapy, home infusion, home nursing and radiation therapy services to cancer patients.

CHARLES H. WEAVER, M.D. age 35, has served as the Chief Medical Officer of the Company since February 1996. Prior to being appointed to his current position, Dr. Weaver was the Scientific Director of the Company from February 1994 until February 1996. Prior to joining the Company, Dr. Weaver was the Acting Instructor, Department of Internal Medicine at the University of Washington from 1991 until 1994.

JEFFREY H. WINOKUR, age 38, has served as Executive Vice President of Marketing of the Company since February 1996. Prior to joining the Company at that time, Mr. Winokur served as Vice President of Managed Care with Medpartners/Mullikin, Inc., a physician practice management company, from December 1993 until February 1996. From March 1991 until December 1993, Mr. Winokur served as a consultant for Performance Group, a healthcare consulting firm.

EMPLOYMENT CONTRACTS; CHANGE OF CONTROL ARRANGEMENTS

         The Company has employment agreements with Mr. Clark, Dr. West and Dr. Weaver that expire December 31, 1997, subject to extension for consecutive one year periods at the election of the parties. Pursuant to such contracts, Mr. Clark, Dr. West and Dr. Weaver are paid base salaries of $200,000, $225,000 and $208,000, respectively, subject to increase by the Board of Directors. Mr. Clark and Dr. West participate in a bonus plan that potentially pays them up to 100% of their base salary upon achievement of certain predetermined goals. The agreements are terminable by the Company only for cause. In the event of a change in control of the Company, if the officer's employment is terminated within one year after such change in control, Mr. Clark, Dr. West and Dr. Weaver will be entitled to severance payments equal to 300%, 300% and 200%, respectively, of their then-current base salary, subject to limitations consistent with the provisions of Section 280G of the Internal Revenue Code of 1986, as amended. In the event the officer's employment is terminated by the Company without cause then the officer will be entitled to receive his base compensation for the duration of the term of the agreement, provided he does not compete with the Company during such period. However, the officer may, in his sole discretion, waive his right to receive additional compensation following such termination of employment, in which event there will be no restriction upon his competing with the Company. At December 31, 1996, the base salaries of Dr. West , Mr. Clark and Dr. Weaver, were $225,000, $225,000 and $208,000, respectively.

COMPENSATION TABLES

         The following table sets forth the compensation for services rendered for each of the Company's last three fiscal years, of the Chief Executive Officer and the Company's other most highly compensated executive officers whose total annual salary and bonus exceeded $100,000:

                          SUMMARY COMPENSATION TABLE

                                                                         Long Term
                                                                   Compensation Awards
-------------------------------------------------------------------------------------------
                                                   ANNUAL
                                                COMPENSATION
-------------------------------------------------------------------------------------------
              NAME AND PRINCIPAL                                   OPTIONS/       LTIP         ALL OTHER
                   POSITION          YEAR     SALARY     BONUS      SARs        PAYOUTS       COMPENSATION
----------------------------------------------------------------------------------------------------------------

             Joseph T. Clark,         1996   $205,231    50,800       25,000            0            $ 1,358 (2)
             President and CEO        1995    182,343   135,000       83,400            0              1,102 (2)
                                      1994    155,000         0            0            0                852 (2)
----------------------------------------------------------------------------------------------------------------
             Debbie Elliott           1996    $82,000   $71,500       51,000            0            $ 1,250
             Executive Vice           1995     64,046    21,500            0            0            $ 1,000
             President of Finance     1994     51,850     5,000        4,000            0            $   743
             and CFO
----------------------------------------------------------------------------------------------------------------
             Charles H. Weaver,       1996   $223,702   $68,660       55,000            0            $ 1,358 (2)
             M.D., Chief Medical      1995    214,398    77,250       15,000            0              2,995 (2)
             Officer                  1994    182,154    11,640       10,000            0             27,013 (4)
----------------------------------------------------------------------------------------------------------------
             William H. West,         1996   $230,885  $ 49,300       25,000            0            $   108 (2)
             M.D. Chairman            1995    209,726   148,250       62,500            0                102 (2)
                                      1994    185,000         0            0            0                102 (2)
----------------------------------------------------------------------------------------------------------------
             Jeffrey Winokur          1996   $154,187   $47,731      115,000            0            $ 9,638 (3)
             Executive Vice           1995          0         0            0            0                  0
             President of             1994          0         0            0            0                  0
             Marketing
----------------------------------------------------------------------------------------------------------------


(1) Reflects adjustment for a one-for-five reverse stock split effected by the Company on November 1, 1995.

(2) Reflects Company contributions paid or accrued to the named executive's account in the Company's 401(k) Profit Sharing Plan and Trust and premiums paid for term life insurance.

(3) Includes $8,280 of reimbursement for moving expenses, with balance reflecting Company contributions paid or accrued to the named executive's account in the Company's 401(k) Profit Sharing Plan and Trust and premiums paid for term life insurance.

(4) Includes $26,342 of reimbursement for moving expenses, with balance reflecting Company contributions paid or accrued to the named executive's account in the Company's 401(k) Profit Sharing Plan and Trust and premiums paid for term life insurance.


         Option Grants as of December 31, 1996. The following table provides information on option grants during the 1996 fiscal year to the executive officers listed in the table above.

                    OPTION/SAR GRANTS IN LAST FISCAL YEAR

=========================================================================================================
                                          Individual Grants
                                          -----------------
                                                                                         Potential
                                                                                    RealizationValue at
                                                                                     Assumed Rates of
                                                                                    Annual Stock Price
                                    % of Total Options                               Appreciation for
                                        Granted to       Exercise                       Option Term(2)
                         Options       Employees in        Price       Expiration       --------------
                        Granted(3)      Fiscal Year     ($/Share)(1)      Date          5%          10%
                        ----------      -----------     ------------      ----          --          ---
------------------------------------------------------------------------------------------------------------
 Joseph T. Clark           25,000          4.9%             $12.50        04/19/06    $  196,530  $  246,163
------------------------------------------------------------------------------------------------------------
 Debbie Elliott            21,000          4.2%             $12.50        04/19/06    $  165,085  $  206,777
------------------------------------------------------------------------------------------------------------
 Debbie Elliott            30,000          5.9%             $ 9.75        12/19/06    $  183,950  $  230,408
------------------------------------------------------------------------------------------------------------
 Charles H. Weaver         55,000         10.9%             $12.50        04/19/96    $  432,362  $  541,558
------------------------------------------------------------------------------------------------------------
 William H. West           25,000          4.9%             $12.50        04/19/06    $  196,530  $  246,163
------------------------------------------------------------------------------------------------------------
 Jeffery Winokur               -            -                  -             -               -           -
============================================================================================================

(1) Exercise price represents fair market value of the Common Stock at the date the stock option was granted.
(2) The amounts reflected were computed pursuant to instruction 7 to Item 402(c) of Regulation S-K and are not intended to be a prediction of future appreciation in market value of the Common Stock. No gain to the recipient of the foregoing options is realizable by the named executive without an increase in the market value of the Common Stock that benefits all shareholders.
(3) Options are vested in and exercisable by the recipient upon the achievement of certain performance goals established by the Compensation Committee and set forth in individual option agreements between the Company and the named executives.

       Aggregated Option Exercises through December 31, 1996.   The following
table provides information with respect to the value of each of their unexercised options at December 31, 1996. No executive officer exercised any options during the year ended December 31, 1996.

                AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR
                      AND FISCAL YEAR END OPTION VALUES

                                                     Number of Shares Underlying           Value of Unexercised
                                                         Unexercised Options               In-the-Money Options
                           Exercised Options            at Fiscal Year End (#)(2)          at December 31, 1996(1)
                           -----------------            -------------------------          -----------------------
                         Shares
                      acquired on       Value
        Name          exercise (#)   Realized ($)   Exercisable   Unexercisable       Exercisable      Unexercisable
        ----          ------------   ------------   -----------   -------------       -----------      -------------

Joseph T. Clark            -              -              221,840       53,360            $302,150           $-
Debbie Elliott             -              -               16,600       43,400             -                 $-
Charles H. Weaver          -              -               48,000       52,000            $ 27,000           $6,750
William H. West            -              -              177,780       34,720            $293,800           $-
Jeffery Winokur            -              -               46,000       69,000             -                  -

(1) Based upon the closing price of $9.50 per share the Common Stock on the National Market of The Nasdaq Stock Market on December 31, 1996.
(2)     Adjusted for one-for-five reverse stock split in November 1995.

                     REPORT OF THE COMPENSATION COMMITTEE

         The Compensation Committee of the Board of Directors (the "Committee") is composed entirely of independent outside directors. The Committee meets periodically to review and recommend for Board approval the Company's compensation program for senior executives and other key employees and independently administers the stock option and other incentive plans of the Company.

         The guiding principle of the Committee is to establish a compensation program which aligns executive compensation with the Company's objectives, business strategies and financial and operational performance. In connection with this principle, the Committee seeks to:

         (1) Attract and retain qualified executives in the highly competitive health care industry who will play a significant role in the achievement of the Company's goals.

         (2) Create a performance orientated environment that rewards performance with respect to the financial and operational goals of the Company and which takes into account industry-wide trends and performance levels.

         (3) Reward executives for the strategic management and the long-term enhancement of stockholder value.

         Compensation for the key executives consists of three elements: base salary and benefits, a performance based annual cash bonus and stock-based compensation.

         While the Committee seeks to weigh each element separately, it is their collective value that is considered in ensuring that the executive officers are appropriately compensated in a manner that advances both the short-term and long-term interests of the stockholders.

         The base salary for each executive officer is set on the basis of the salary levels in effect for comparable positions in the industry, adjusted for the executive's experience and performance level and internal comparability considerations. The Company monitors industry salary levels with the assistance of a compensation consultant. For 1996, executive officers' base salaries were competitive with salaries for individuals in comparable positions based on an industry survey commissioned by the Compensation Committee.

INCENTIVE COMPENSATION

         An executive officer's performance-based annual cash bonus is based upon pre-established financial goals as well as the achievement of strategic objectives and milestones. The primary financial goals set by the Compensation Committee have been achievement of target levels of earnings before interest and taxes (EBIT). An aggregate incentive pool is determined by taking a percentage of EBIT and allocating it among participants. In establishing a minimum level of EBIT before any bonuses are earned the Compensation Committee considers prior fiscal year performance and the amount of increase budgeted for the coming year. The percentage of EBIT credited to the bonus pool may be increased if actual EBIT exceeds budgeted EBIT. Based upon the CEO's recommendation as to the participant's contribution to the overall success in achieving the EBIT results, officers may earn from 10% to 100% of base salary. Achievement of strategic objectives and milestones may also be a portion of an individual's performance-based annual cash bonus, including the number of new IMPACT Center openings, development of infrastructure necessary to sustain future growth, obtaining financing on favorable terms, or more recently with diversification into the physician practice management business and the number of physicians under management. For 1996, the Compensation Committee placed significant emphasis on the efforts of certain executive officers in repositioning the Company from a strategic and financial point of view for transition from being a direct provider of specialized cancer care to management of physician practices covering a full range of cancer care.

STOCK INCENTIVES

         Pursuant to the Company's various stock option and incentive plans, the Compensation Committee periodically awards stock options to executive officers, key employees, and consultants to the Company and its subsidiaries. Pursuant to the 1996 Stock Incentive Plan the Compensation Committee has the ability to award shares of restricted stock and stock appreciation rights (whether separate or in tandem with stock options) in addition to stock options. Such stock based compensation provides for an incentive for each participant to become a meaningful stockholder of the Company and provides a mechanism for aligning those participants's interests with those of the stockholders. The Compensation Committee believes that such stock option grants are the foundation in the overall compensation packages because such grants recognize both productivity and profitability, while at the same time giving recipients a vested long term interest in the success of the Company through stock ownership.

COMPENSATION OF CHIEF EXECUTIVE OFFICER

         Mr. Clark assumed the title of Chief Executive Officer in January 1996 to provide focused leadership of the Company's diversification into the physician practice management business. Mr. Clark's base salary is set using the same criteria as all other executive officers and is approximately 90% of the median of the range of salaries for comparable positions in the 1996 industry survey data. His 1996 cash bonus primarily reflected the achievement of strategic and financing objectives related to the Company's repositioning from a direct provider of specialized cancer care to management of physician practices. Mr. Clark's bonus was related to the Company's procuring approximately $60 million in financing, its recruiting additional management depth and its consummating practice management affiliations during 1996 with ten medical oncology practices consisting of 38 physicians in key markets. Mr. Clark's cash bonus was approximately 25% of the maximum bonus provided in his employment agreement.

COMPENSATION COMMITTEE

Jack O. Bovender
Frank M. Bumstead
P. Anthony Jacobs (Chairman)
Lawrence Kugelman
James R. Seward



                               PERFORMANCE GRAPH

         The graph below sets forth the cumulative total return to Response Oncology, Inc.'s shareholders during the five year period ended December 31, 1996, as well as an overall stock market index (Nasdaq Stock Market Total Return Index) and a peer group index (S&P Health Care Composite Index). The stock performance graph assumes $100 was invested on December 31, 1991:

RESPONSE ONCOLOGY RELATIVE PRICE PERFORMANCE

Relative Indices
----------------
                                             As of December 31,
                     ------------------------------------------------------------------
                        1991      1992       1993       1994      1995         1996
                        ----      ----       ----       ----      ----         ----
Response Oncology      $100.00   $ 58.70    $ 28.26    $ 29.35   $ 43.48      $ 33.04
Nasdaq Composite       $100.00   $115.45    $132.48    $128.25   $179.44      $220.18
S&P H.C. Composite     $100.00   $ 86.81    $ 76.65    $ 83.55   $129.04      $152.89

                    COMPENSATION COMMITTEE INTERLOCKS AND
               INSIDER PARTICIPATION IN COMPENSATION DECISIONS


         During the year ended December 31, 1996, the Compensation Committee of the Board of Directors of the Company consisted of Messrs. Bovender, Bumstead, Jacobs, Kugelman and Seward, each of whom is an Independent Director. Messrs. Jacobs and Seward are executive officers of Seafield, which as of February 28, 1997 beneficially owned 67.49% of the Common Stock. No executive officer of the Company participates in the compensation decisions of Seafield.

                       COMPLIANCE WITH SECTION 16 UNDER
                     THE SECURITIES EXCHANGE ACT OF 1934


         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, executive officers and persons who own more than 10% of the registered class of the Company's equity securities to file reports of ownership with the Securities and Exchange Commission. Such directors, executive officers and shareholders are required pursuant to Securities and Exchange Commission regulations to furnish the Company with copies of all reports filed pursuant to Section 16(a) of the Securities Exchange Act of 1934.

         Based solely on a review of the Forms 3 and 4, and amendments thereto, furnished to the Company during the fiscal year ended December 31, 1996 and Form 5, and amendments thereto, furnished to the Company with respect to such fiscal year, and certain representations furnished to the Company, the Company believes that during the fiscal year ended December 31, 1996 all reports under
Section 16(a) of the Securities Exchange Act of 1934 required to be filed by directors, executive officers and 10% shareholders of the Company were timely filed.


  THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ADOPTION OF PROPOSAL NO. 1.

                                 PROPOSAL 2.
              RATIFICATION OF SELECTION OF KPMG PEAT MARWICK LLP
               AS THE 1997 INDEPENDENT ACCOUNTANTS AND AUDITORS

         The Board of Directors has selected KPMG Peat Marwick LLP as the Company's independent auditors for 1997. The selection is subject to approval by the shareholders not later than the date of the Annual Meeting. KPMG Peat Marwick LLP served as independent auditors of the Company for the years ended December 31, 1993, 1994, 1995 and 1996. Representatives of the firm will be present at the Annual Meeting, have an opportunity to make a statement if they so desire and are expected to be available to respond to appropriate questions.

         The affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Meeting is required to ratify the selection of KPMG Peat Marwick LLP as the Company's independent auditors for 1997.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ADOPTION OF PROPOSAL NO. 2.

                                PROPOSAL NO. 3
                  AMENDMENT TO 1996 INCENTIVE AND STOCK PLAN

         In April 1997, the Company's Board of Directors approved an amendment to the 1996 Incentive Stock Plan (the "1996 Plan") to increase the number of shares issuable under the 1996 Plan from 630,000 shares to 1,130,000 shares of Common Stock, to reserve the additional 500,000 shares for issuance, and to amend correlating limitations in Section 3.1 of the 1996 Plan. The purpose of the amendment is to provide the Company with additional long-term performance based incentives for motivating, attracting, and retaining personnel of exceptional ability and to provide directors, key employees, medical directors, consultants and certain advisors with additional incentives by increasing their proprietary interest in the Company. If the Amendment is approved by the shareholders, the total number of shares of Common Stock issuable under the 1996 Plan will be 1,130,000. There is no pre-determined allocation of such shares among potential recipients, and the Company cannot determine how many shares would have been issued in 1996 had the amendment been in effect.

         The 1996 Plan provides for the grant of (i) shares of restricted stock ("Restricted Stock"); (ii) stock appreciation rights (SARs); (iii) incentive stock options ("ISOs") as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"); and (iv) non-qualified stock options ("NQSOs") (collectively "Awards"). The 1996 Plan is administered by the Compensation Committee. The Compensation Committee has, subject to the terms of the 1996 Plan, the sole authority to grant Awards under the 1996 Plan, to construe and interpret the Plan and to make all other determinations and take any and all actions necessary or advisable for the administration of the 1996 Plan.

         All of the Company's directors, officers, medical directors, consultants employees, and advisors are eligible to receive Awards under the 1996 Plan, but only employees of the Company are eligible to receive ISOs.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ADOPTION OF PROPOSAL NO. 3.

                        SHAREHOLDER PROPOSALS FOR 1998

         Pursuant to the Securities Exchange Act of 1934, shareholder proposals intended to be presented at the 1998 annual meeting of shareholders of the Company must be received by the Company at its executive offices on or before December 15, 1997.


                                OTHER MATTERS

         The Board of Directors knows of no other business to be brought before the meeting. If any other matters properly come before the meeting, the proxies will be voted on such matters in accordance with the judgment of the persons named as proxies therein, or their substitutes, present and acting at the meeting.


                          INCORPORATION BY REFERENCE

         The consolidated financial statements of the Company, included in the Company's 1997 Annual Report which accompanies this Proxy Statement, are hereby incorporated by reference into this Proxy Statement as if stated verbatim herein.


                                 BY ORDER OF THE BOARD OF DIRECTORS


                                  MARY E. CLEMENTS
                                      Secretary

April 30, 1997

                                  EXHIBIT A

                              AMENDMENT NO. 1 TO
                           RESPONSE ONCOLOGY, INC.
                          1996 STOCK INCENTIVE PLAN

         The following amendment to the Response Oncology, Inc. 1996 Stock Incentive Plan (the "Plan") is adopted by the Compensation Committee of the Board of Directors of the Company effective April 4, 1997, subject to approval by the shareholders of the Company (as defined in the Plan) at its Annual Meeting to be held on June 5, 1997. Capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in the Plan.

         Section 3.1 of the Plan is amended by substituting the number 1,130,000 for the number 630,000 in the third line of that section.

         In all other respects, the Plan shall remain in full force and effect as originally adopted.

As Adopted by the Compensation Committee of the Board of Directors on April 4, 1997, to be approved by the shareholders no later than December 31, 1997.

                                 APPENDIX A

                           RESPONSE ONCOLOGY, INC.
                  PROXY FOR ANNUAL MEETING OF SHAREHOLDERS
                                JUNE 5, 1997

         The Undersigned hereby appoints Mary E. Clements as true and lawful attorney or attorney-in-fact of the undersigned, with full power of substitution, to vote a proxy for the undersigned at the Annual Meeting of the Shareholders for Response Oncology, Inc. (the "Company") to be held at the Company's corporate offices located at 1775 Moriah Woods Boulevard, Memphis, Tennessee at 11:00 a.m., local time, on June 5, 1997, and all adjournments thereof, the number of shares of which the undersigned would be entitled to vote if then personally present for the following purposes:

1.       To elect three Class II directors to serve two year terms ending in 1999 and three Class III directors to serve one year terms ending in 1998, or until their successors have been duly elected and qualified.


FOR all nominees listed below                    AGAINST all nominees listed below            ABSTAIN

------                                           -----                                         -----

(except as marked to the contrary below)


INSTRUCTION:     To withhold authority to vote for any individual nominee, strike a line through the nominee's name in the list below:

Class II Directors:      P. Anthony Jacobs      Jack O. Bovender          Lawrence N. Kugelman

Class III Directors:    Joseph T. Clark           W. Thomas Grant, II      James R. Seward


2.       To ratify the selection of KPMG Peat Marwick LLP as the Company's independent auditors for 1997.

                 FOR                     AGAINST                  ABSTAIN

                 ----                     ----                      ----

3.       To consider and act upon a proposal to amend the Company's 1996 Stock Incentive Plan authorizing the issuance to officers, employees, directors, consultants and other designated persons of up to an additional 500,000 shares of the Company's common stock.


                 FOR                     AGAINST                  ABSTAIN

                 ----                     ----                      ----

4.      To transact such other business as may properly be brought before the Annual Meeting or any adjourment thereof.

                          (Continued on reverse side)


                          (Continued from other side)

         This proxy, which is solicited on behalf of the Board of Directors of Response Oncology, Inc. will be voted in the manner described herein. If no direction is made, this proxy will be voted FOR all the proposals listed.

                   DATE:              , 1997
                        --------------

                   -------------------------------
                   SIGNATURE


                   -------------------------------
                   Signature if Held Jointly

NOTE:    Please date and sign exactly as name appears hereon.  When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign full name by authorized officer.